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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

   We consent to the use in this Amendment No. 2 to Registration Statement No. 333-43396 of X10 Wireless Technology, Inc. of our report dated July 28, 2000, November 17, 2000, as to notes 7 and 8 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in note 8 and the preparation of the financial statements from the books and records of X10 Ltd. and X-10 (USA) Inc.) appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


                                          /s/ Deloitte & Touche LLP

Seattle, Washington
November 27, 2000